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                                                                 EXHIBIT (a)(19)


                                                [LOGO GTS(TM)]

                                                GLOBAL TELESYSTEMS GROUP, INC.

                                                1751 Pinnacle Drive
                                                North Tower 12th Floor
                                                McLean, Virginia 22102 USA
                                                Tel:703 918-4500
                                                Fax: 703 918-0371




FOR IMMEDIATE RELEASE


        GTS ANNOUNCES RECEIPT OF REQUIRED LEVEL OF ACCEPTANCES OF OFFER
                               FOR ESPRIT TELECOM

               OFFER DECLARED WHOLLY UNCONDITIONAL IN ALL RESPECTS


MCLEAN, Va., March 4, 1999 - The Board of Directors of Global TeleSystems Group, Inc. (GTS) (Nasdaq and Easdaq: GTSG) announced that by 3:00 p.m. (London time), 10:00 a.m. (New York City time), today, March 4, 1999, pursuant to the previously announced offer by GTS (the "Offer") to acquire all the issued and outstanding share capital of Esprit Telecom Group plc (Esprit Telecom) (Nasdaq:
ESPRY; Easdaq: ESPR), valid acceptances had been received in respect of 49,958,873 Esprit Telecom ordinary shares and 10,504,227 Esprit Telecom American Depositary Shares (ADSs) representing in total approximately 97.92 percent of Esprit Telecom's present issued share capital. All of the conditions to the Offer having been satisfied or waived, the Offer has been declared unconditional in all respects.

The Offer will remain open for acceptance for a subsequent offer period, until further notice. GTS will give not less than 14 calendar days' notice in writing, before closing the Offer, to those holders of Esprit Telecom ordinary shares and Esprit Telecom ADSs who have not accepted the Offer, as required by the rules of The City Code on Takeovers and Mergers. Holders of Esprit Telecom ordinary shares and ADSs will not have withdrawal rights during the subsequent offer period.

Prior to the announcement of the Offer on December 8, 1998, GTS had received irrevocable undertakings to accept the Offer in respect of 47,736,275 Esprit Telecom ordinary shares and 4,890,285 Esprit Telecom ADSs (in total representing approximately 65 percent of Esprit Telecom's present issued share capital).

Other than as disclosed above, neither GTS nor any person deemed to be acting in concert with it for the purposes of the Offer owned any Esprit Telecom ordinary shares or rights over such ordinary shares (including those represented by ADSs) on December 7, 1998 (being the last dealing date prior to commencement of the Offer period). Neither GTS nor any person deemed to be acting in concert with it for the purposes of the Offer has acquired or agreed to acquire any Esprit Telecom ordinary shares or rights over such shares (including those represented by ADSs) during the Offer period other than by way of acceptances of the Offer.


                                     -MORE-


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GTS Declares Esprit Telecom Offer Unconditional
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For additional information, contact:

Global TeleSystems Group
Robert Capozzi
Tel:  +1-703-918-4548
bcapozzi@gtsgroup.com

Bear, Stearns International Limited
Richard Strang
Tel:  +44 (0)171 516 6937
Sanjay Sharma
Tel:  +44 (0)171 516 6945

Bear, Stearns International Limited, which is regulated by The Securities and Futures Authority Limited in the conduct of its investment business in the United Kingdom, and Bear, Stearns & Co. Inc. (together "Bear Stearns") are acting exclusively for GTS and are acting for no-one else in connection with the Offer and will not be responsible to anyone other than GTS for providing the protections afforded to customers of either Bear Stearns entity nor for providing advice in relation to the Offer. The provisions of this paragraph are not intended to disclaim any liability of either Bear Stearns entity under U.S. securities laws.

Copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into Canada, Australia or Japan and persons receiving this announcement (including custodians, nominees and trustees) must not distribute or send it in or into Canada, Australia or Japan.

THIS PRESS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTY. ALTHOUGH THE COMPANY BELIEVES ITS EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, NO ASSURANCE CAN BE GIVEN THAT SUCH PROJECTIONS WILL BE FULFILLED. ANY SUCH FORWARD-LOOKING STATEMENT MUST BE CONSIDERED ALONG WITH KNOWLEDGE THAT ACTUAL EVENTS OR RESULTS MAY VARY MATERIALLY FROM SUCH PREDICTIONS DUE TO, AMONG OTHER THINGS, POLITICAL, ECONOMIC OR LEGAL CHANGES IN THE MARKETS IN WHICH GTS DOES BUSINESS, COMPETITIVE DEVELOPMENTS OR RISKS INHERENT IN THE COMPANY'S BUSINESS PLAN. READERS ARE REFERRED TO THE DOCUMENTS FILED BY GTS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, SPECIFICALLY THE MOST RECENT REPORTS FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934 AND REGISTRATION STATEMENTS FILED PURSUANT TO THE SECURITIES ACT OF 1933, WHICH IDENTIFY IMPORTANT RISK FACTORS.


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